UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                 FORM S-8
                          REGISTRATION STATEMENT
                                  Under
                      THE SECURITIES ACT OF 1933
                -------------------------------------------
                      NORTHERN EMPIRE BANCSHARES
         (Exact name of registrant as specified in its charter)

  California                                             94-2830529
  ---------------------------------           ---------------------
  (State or other jurisdiction                     (I.R.S. Employer
  of incorporation or organization)           Identification Number


                             801 Fourth Street
                       Santa Rosa, California 95404
                 ----------------------------------------
                 (Address of principal executive offices)

           Northern Empire Bancshares 401(k) Profit Sharing Plan
           -----------------------------------------------------
                         (Full title of the plan)

Deborah A. Meekins                              (with copies to)
President and Chief Executive Officer            Lyman G. Lea
Northern Empire Bancshares                       Haines & Lea
801 Fourth Street                                465 California Street
Santa Rosa,                                      San Francisco,
California 95404                                 California 94104
(707) 579-2265                                   (415) 981-0320
                (Name, address and telephone number,
             including area code, of agent for service)


                   Calculation of Registration Fee

Title of      Amount to be   Proposed      Proposed      Amount of
Securities    registered     maximum       maximum       registration
to be                        offering      aggregate     fee
registered                   price per     offering
 (1)                         share (2)     price

Common Stock  100,000        $30.04       $3,004,000     $353.57


   (1) Pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein. Pursuant to Rule 416 under the Securities Act of 1933, this registration statement also covers additional securities that may be issued as a result of stock splits, stock dividends or similar transactions.

   (2) Determined in accordance with Rule 457(h) under the Securities
Act of 1933, based on the average of the high and low sales prices of Northern Empire Bancshares' common stock as of August 23, 2005, as reported on NASDAQ.

This registration statement shall become effective immediately upon filing with the Securities and Exchange Commission in accordance with Rule 462 under the Securities Act of 1933


                              PART II

        INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

The following documents of Northern Empire Bancshares ("NEB") or the Northern Empire Bancshares 401(k) Profit Sharing Plan ("Plan"), as filed with the Securities and Exchange Commission ("Commission"), are hereby incorporated by reference into this registration statement.

(a)  NEB Quarterly Report on Form 10-q for the quarter ended
June 30, 2005;

(b)  NEB Annual Report on Form 10-K for the fiscal year ended
December 31, 2004, the Amendment No. 1 to the Form 10-K and the Amendment No.2to the Form 10-K;

(c)  NEB Quarterly Report on Form 10-Q for the quarter ended
March 31, 2005;

(d)  NEB Current Reports on Form 8-K filed on March 23, 2005,
April 25, 2005, May 5, 2005, and May 19, 2005;

(e) the description of NEB common stock contained in its Form 8-A registration statement under Section 12(g) of the Exchange Act of 1934;

(f)  The Plan's Annual Report on Form 11-K for the year ended
December 31, 2004.

(g) All documents filed by NEB and the Plan with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date hereof and prior to the fling of a post-effective amendment to this registration statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of such filing.


     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.   Description of Securities.

    Not applicable.

Item 5.  Interests of Named Experts and Counsel.

    Not applicable.

Item 6.  Indemnification of Directors and Officers.

     NEB is subject to the California General Corporation Law, which provides a detailed statutory framework covering indemnification of any officer, director or other agent of a corporation who is made or threatened to be made a party to any legal proceeding by reason of his or her service on behalf of the corporation. The law provides that indemnification against expenses actually and reasonably incurred in connection with any such proceeding shall be made to any such person who has been successful "on the merits" in the defense of any such proceeding, but does not require indemnification in any other circumstances. The law provides that a corporation may indemnify any agent of the corporation, including officers and directors, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in a third party proceeding against such person by reason of his or her services on behalf of the corporation, provided the person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation. The law further provides that in derivative suits a corporation may indemnify such a person against expenses incurred in such a proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and its shareholders. Indemnification is not available in derivative actions for amounts paid or expenses incurred in connection with a matter that is settled or otherwise disposed of without court approval or (ii) with respect to matters for which the agent shall have been adjudged to be liable to the corporation unless the court shall determine that such person is entitled to indemnification.

     The law permits the advancing of expenses incurred in defending any proceeding against a corporate agent by reason of his or her service on behalf of the corporation upon the giving of a promise to repay any such sums in the event it is later determined that such person is not entitled to be indemnified. Finally, the California General
Corporation Law provides that the indemnification provided by the statute is not exclusive of other rights to which those seeking indemnification may be entitled, by bylaw, agreement or otherwise, to the extent additional rights are authorized in a corporation's articles of incorporation. The law further permits a corporation to procure insurance on behalf of its directors, officers and agents against any liability incurred by any such individual, even if a corporation would not otherwise have the power under applicable law to indemnify the director, officer or agent for such expenses.

     The Articles and Bylaws of the Corporation implement the applicable statutory framework to provide for indemnification of directors, officers and other corporate agents.

     NEB's Articles of Incorporation provide that the liability of directors for monetary damages shall be eliminated to the fullest extent permissible under California law. Under California law directors are not liable for monetary damages for breach of the directors' duty of care to a corporation and its shareholders. This provision does not eliminate the duty of care, only liability for monetary damages awards based on a breach of that duty. In appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief remain available under California law.

     A director does remain personally liable for: (i) intentional misconduct or knowing and culpable violation of law; (ii) acts or omissions that a director believes to be contrary to the best interests of a corporation or its shareholders, or that involve the absence of good faith on the part of the director; (iii) any transaction from which a director derives improper personal benefit; (iv) acts or omissions that show reckless disregard for the director's duty to a corporation or its shareholders where the director, in the ordinary course of performing the director's duties, is or should be aware of a risk of serious injury to a corporation or its shareholders; (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to a corporation or its shareholders; (vi) transactions between a corporation and a director in which a director has a material financial interest, unless approved in accordance with California law; and (vii) liability for improper dividends or other distributions, loans, or guarantees. A corporation may limit a director's liability only with regard to derivative actions, i.e., actions brought by shareholders on behalf of the corporation, and not to claims brought by outside parties or to claims by shareholders that are not on behalf of the corporation. The Articles do not interfere with a shareholder's ability to pursue other remedies, such as those provided by federal securities laws, or equitable remedies, such as injunctive relief.


     Article SEVEN of NEB's Articles of Incorporation provides that NEB is authorized to indemnify its directors, officers, employees and other agents as follows:

   SEVEN:  INDEMNIFICATION OF AGENTS

     The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the Corporations Code) through bylaw provisions, agreements with the agents, vote of shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the Corporations Code, subject only to the applicable limits on such excess indemnification set forth in
Section 204 of the Corporations Code with respect to breach of duty to the corporation and its shareholders.

     Article VI of NEB's Bylaws provides for indemnification of directors, officers, employees and other "agents" of NEB as follows:

                        "ARTICLE VI

                      Indemnification

   Section l.   Extent of Indemnification.  The Corporation shall
   have the power to indemnify agents (as defined in Section 317 of the California Corporations Code), including directors, officers and employees, in accordance with the provisions of Section 317 or as otherwise permitted under the Corporation's Articles of Incorporation.

   Section 2. Expense Advancement. Expenses incurred in defending any proceeding may be advanced by the Corporation prior to the final disposition of such proceeding upon receipt of an undertaking by or on behalf of the agent to repay such amount unless it shall be determined ultimately that the agent is entitled to be indemnified.

   Section 3. Insurance. The Corporation may purchase and maintain insurance on behalf of any agent of the Corporation against any liability asserted against or incurred by the agent in such capacity or arising out of the agent's status as such whether or not the Corporation would have the power to indemnify the agent against such liability under the provisions of Section 317 of the California Corporations Code."


Indemnification Agreements

     NEB and its sole subsidiary, Sonoma National Bank, have entered into Indemnification Agreements with the directors of the NEB and the Bank ("Indemnification Agreements").

     The Indemnification Agreements provide to the directors the maximum indemnification allowed under applicable law and under the NEB's Articles of Incorporation and Bylaws. The Indemnification Agreements provide indemnification which expands the scope of indemnification provided by Section 317 of the California General Corporation Law. It has not yet been determined, however, to what extent the indemnification expressly permitted by statute may be expanded, and therefore the validity and scope of indemnification provided by the Indemnification Agreements may be subject to future judicial interpretation.

     The Indemnification Agreements set forth a number of procedural and substantive matters which are not addressed or are addressed in less detail in the California General Corporation Law, including those set forth below.

     The Indemnification Agreements:

(1) Establish a standard of conduct that the person to be indemnified must have acted "in a manner such person did not believe to be contrary to the best interests of the corporation."

(2) Establish the presumption that the indemnified party has met the applicable standard of conduct required for indemnification. In addition, an arbitrator may make the determination that indemnification is proper in any arbitration proceeding in which such determination is pending.

(3) Provide that litigation expenses shall be advanced to an indemnified party at his request provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

(4) Provide that in a derivative suit the indemnified party will be entitled to indemnification against amounts paid in settlement, to the fullest extent permitted by law, where the indemnified party meets the applicable standard of conduct. The enforceability of the provisions in the Indemnification Agreements providing for settlement payments in derivative suits has not been judicially interpreted by the courts and may be subject to public policy limitations.

(5) In the event the corporation does not pay a requested indemnification amount, the Indemnification Agreements allow the indemnified party to contest this determination by petitioning a court to make an independent determination of whether such party is entitled to indemnification under the Indemnification Agreements. In the event of such a contest, the burden of providing that the indemnified party did not meet the applicable standard of conduct will be on the corporation. If the corporation fails to establish that the applicable standard of conduct has not been met, the indemnified party will be entitled to indemnification, which will include reimbursement for expenses incurred by the indemnified party in such contest in establishing the right to indemnification.

(6) Provide for partial indemnification of costs and expenses in the event that an indemnified party is not entitled to full indemnification under the terms of the Indemnification Agreements.

(7) Automatically incorporate future changes in the laws which increase the protection available to the indemnitee. Such changes will apply to the corporation without further shareholder approval and may further impair shareholders' rights or subject the corporation's assets to risk of loss in the event of large indemnification claims. Each Indemnification Agreement constitutes a binding, legal obligation of the corporation, and may not be amended without the consent of the individual who is protected by such Indemnification Agreement.

(8) Provide that actions by an indemnified party serving at the request of the corporation as a director, officer or agent of an employee benefit plan, corporation, partnership, joint venture or other enterprise, owned or controlled by the corporation, shall be covered by the indemnification.

Item 7.  Exemption from Registration Claimed.

     Not applicable.

Item 8.   Exhibits.

     See Exhibit Index.

Item 9.   Undertakings.

(a)  The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

           (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Santa Rosa, California, on July 25, 2005.

                                   NORTHERN EMPIRE BANCSHARES


                                   By: /s/ Deborah A. Meekins
                                   --------------------------
                                   Deborah A. Meekins
                                   President and Chief Executive Officer




POWER OF ATTORNEY AND SIGNATURES

Each person whose signature appears below constitutes and appoints
Lyman G. Lea and Jane Richardson, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933.

Pursuant to the requirements of the Securities Act of 1933 this registration statement has been signed by the following persons in the capacities indicated on the dates indicated.


 /s/ Deborah A. Meekins                  Date:  August 29, 2005
---------------------------
Deborah A. Meekins
President and Chief Executive Officer

/s/ Jane M. Baker                        Date:  August 29, 2005
---------------------------
Jane M. Baker
Chief Financial Officer

/s/ Clement C. Carinalli                 Date:  August 29, 2005
---------------------------
Clement C. Carinalli
Director

/s/ Patrick R. Gallaher                  Date:  August 29, 2005
--------------------------
Patrick R. Gallaher
Director

/s/  William E. Geary                    Date:  August 29, 2005
--------------------------
William E. Geary
Director

/s/ Dennis R. Hunter                     Date:  August 29, 2005
--------------------------
Dennis R. Hunter
Chairman of the Board of Directors

/s/ James B. Keegan, Jr.                 Date:  August 29, 2005
--------------------------
James. B. Keegan, Jr.
Director















                              EXHIBIT INDEX



Exhibit Number                 Description
--------------                 -----------


    5.1 Opinion of Haines & Lea regarding legality of securities being offered, including consent

    5.2 Copy of determination letter, dated April 29, 2002, issued by the Internal Revenue Service regarding qualification under Section 401 of the Internal Revenue Code

   23.1        Consent of Moss Adams LLP

   23.2        Consent of Counsel (included in Exhibit 5.1)

   24 Power of Attorney (included in signature page to this registration statement)